Exhibit 23.3

YCC Holdings LLC

c/o The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

June 2, 2011

Re:                             Consent to Being Named in YCC Holdings LLC (the “Company”)

Registration Statement on Form S-4

Ladies and Gentlemen:

This letter agreement (“Consent Letter”) is being delivered to you in connection with Amendment No. 1 to the Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission, which relates to the Company’s registration of its new 10.25%/11% Senior Notes due 2016.  The Company requests your consent to be named in the Registration Statement as the source for the industry data specifically attributed to it in the “Business — Industry Overview” section of the Registration Statement and to be named as an expert with respect to those statements.

Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and returning it to the attention of the undersigned at the Company (email: ghunt@yankeecandle.com).

YCC HOLDINGS LLC

			By:	/s/ James A. Perley
				Name:	James A. Perley
				Title:	Secretary

ACKNOWLEDGED AND CONSENTED:

KLINE & COMPANY

By:	/s/ Lenka G. Contreras
	Name:	Lenka G. Contreras
	Title:	Vice President